BEN & JERRY'S HOMEMADE, INC.
                      COMPUTATION OF NET EARNINGS PER SHARE
                     (In thousands except per share amounts)





                                                    Thirteen weeks ended
                                                 3/28/98            3/29/97
                                               -------------      ------------

Basic:
Weighted average shares outstanding                   7,243             7,198
                                               =============      ============

Net income (loss)                                      $380           ($1,059)
                                               =============      ============
Basic earnings per share amount                       $0.05            ($0.15)
                                               =============      ============


Diluted:
Weighted average shares outstanding                   7,243             7,198
Effect of dilutive securities

      Employee stock options                            208
                                               -------------      ------------

Diluted shares outstanding                            7,451             7,198
                                               =============      ============
Net income (loss)                                      $380           ($1,059)
                                               =============      ============
Diluted earnings per share amount                     $0.05            ($0.15)
                                               =============      ============